Exhibit 10.1

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

NEXTRACKER LLC

a Delaware Limited Liability Company

Dated as of [•], 2023

Limited liability company interests in Nextracker LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state. The interests are being sold in reliance upon exemptions from such registration or qualification requirements. The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in the Third Amended and Restated Limited Liability Company Agreement of Nextracker LLC, as such may be amended, supplemented or otherwise modified from time to time, and applicable federal and state securities Laws.

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6.03	No Removal	33
6.04	Vacancies	33
6.05	Transactions Between the Company and the Manager	33
6.06	Reimbursement for Expenses	33
6.07	Delegation of Authority	34
6.08	Limitation of Liability of Manager	34
6.09	Investment Company Act	35
6.10	Waiver of Fiduciary Duties; Indemnification; Limitation of Liability	35
6.11	Company as Indemnitor of First Resort	37
6.12	Other Activities	38
6.13	No Recourse Against Nonparty Affiliates	38

ARTICLE VII RIGHTS OF MEMBERS; CONFIDENTIALITY		39

7.01	Access to Information	39
7.02	Confidentiality	39

ARTICLE VIII TAXES		40

8.01	Tax Returns	40
8.02	Tax Elections	41
8.03	Partnership Representative	42

ARTICLE IX BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		43

9.01	Maintenance of Books and Records	43
9.02	Reports	43
9.03	Bank Accounts	43

ARTICLE X RESTRICTIONS ON TRANSFER; CERTAIN TRANSACTIONS		43

10.01	Transfers by Members	43
10.02	Permitted Transfers	43
10.03	Restricted Units Legend	44
10.04	Transfer	44
10.05	Assignee’s Rights	44
10.06	Assignor’s Rights and Obligations	45
10.07	Overriding Provisions	45
10.08	Certain Transactions with respect to PubCo	46

ARTICLE XI ADMISSION OF MEMBERS		48

11.01	Substituted Members	48
11.02	Additional Members	48

ARTICLE XII WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS		48

12.01	Withdrawal and Resignation of Members	48

ARTICLE XIII DISSOLUTION, LIQUIDATION AND TERMINATION		49

13.01	Dissolution	49
13.02	Winding Up	49

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13.03	Deferment; Distribution in Kind	50
13.04	Cancellation of Certificate	50
13.05	Reasonable Time for Winding Up	50
13.06	Return of Capital	51

ARTICLE XIV GENERAL PROVISIONS		51

14.01	Power of Attorney	51
14.02	Offset	51
14.03	Notices	51
14.04	Entire Agreement; Supersedure	51
14.05	Effect of Waiver or Consent	52
14.06	Amendment or Modification	52
14.07	Survivability of Terms	53
14.08	Binding Effect	53
14.09	Governing Law; Severability	53
14.10	Consent to Jurisdiction; Waiver of Jury Trial	53
14.11	Remedies	54
14.12	Further Assurances	54
14.13	Waiver of Certain Rights	54
14.14	Title to Company Property	54
14.15	Existing LLC Agreement	54
14.16	Counterparts	54
14.17	Electronic Transmissions	54

Schedule A – Schedule of Members

Schedule B – Bad Actor Representations

Exhibit A – Form of Joinder Agreement

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THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF NEXTRACKER LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Nextracker LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of [•], 2023 (the “Effective Date”) by and among the Company, Nextracker Inc., a Delaware corporation (“PubCo”), as the managing member of the Company, and each of the other Members (as defined below). Capitalized terms used herein without definition have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, the Company was formed as a Delaware corporation under the laws of the State of Delaware by filing a Certificate of Incorporation (the “Certificate”) with the Secretary of State of the State of Delaware on October 8, 2013;

WHEREAS, in connection with a reorganization of the Company and certain of its Affiliates (the “Reorganization”), the Company was converted into a Delaware limited liability company under the laws of the State of Delaware by filing a Certificate of Conversion (the “Certificate of Conversion”) with the Secretary of State of the State of Delaware on January 31, 2022;

WHEREAS, prior to the IPO (as defined below), the Company was governed by that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 6, 2022 (as amended, the “Existing LLC Agreement”), which Yuma, Yuma Sub and the Series A Investor executed in their capacity as Members (collectively, the “Pre-IPO Members”);

WHEREAS, the Pre-IPO Members, being the Members of the Company prior to the IPO, desire to have PubCo effect an initial public offering (the “IPO”) of shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and PubCo desires to use the net proceeds received from the IPO (the “IPO Net Proceeds”) to purchase a number of Common Units (as defined below) from Yuma equal to the number of shares of Class A Common Stock issued by PubCo in the IPO;

WHEREAS, in connection with the IPO, the Series A Investor’s Series A Preferred Units shall be automatically converted into Common Units and Class B common stock, par value $0.0001 per share, of PubCo (the “Class B Common Stock”) pursuant to Section 10.03(a)(i) of the Existing LLC Agreement and the owners of securities of certain Blocker Corporations (as defined in the Existing LLC Agreement) shall receive a number of shares of Class A Common Stock with a value equal to the Common Units that such Blocker Corporation would have received had it participated in the Qualified Public Offering in the same manner as other Series A Members (as defined in the Existing LLC Agreement) that are not Blocker Corporations pursuant to Section 10.03(a)(ii) of the Existing LLC Agreement;

WHEREAS, following the IPO, the Pre-IPO Members will be the holders of all shares of Class B Common Stock;

WHEREAS, in connection with the IPO, the Pre-IPO Members, as all of the members of the Company immediately prior to the Effective Date, desire to amend and restate the Existing LLC Agreement of the Company as in effect immediately prior to the Effective Date to be in the form of this Agreement as of the Effective Date to reflect (a) a recapitalization of the Company’s Member’s interests (as set forth in Section 3.03 hereof) (the “Recapitalization”), (b) immediately following the purchase by PubCo of Common Units using the IPO Net Proceeds, the addition of PubCo as a Member of the Company and its designation as sole Manager (as defined herein) and (c) the rights and obligations of the Members of the Company that are enumerated and agreed upon in the terms of this Agreement;

WHEREAS, immediately following the consummation of the IPO, PubCo will purchase existing Common Units held by Yuma using the IPO Net Proceeds in the IPO Common Unit Purchase (as defined herein) pursuant to the IPO Common Unit Purchase Agreement (as defined herein); and

WHEREAS, in the event the underwriters for the IPO exercise their 30-day over-allotment option to purchase additional shares of Class A Common Stock from PubCo (the “Over-Allotment Option”), PubCo will issue such additional shares of Class A Common Stock in connection with the IPO and use the resulting additional net proceeds received by PubCo (the “Over-Allotment Option Net Proceeds”) to purchase existing Common Units held by Yuma.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Accredited Investor” has the meaning ascribed to such term in the regulations promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Act” means the Delaware Limited Liability Company Act.

“Additional Member” has the meaning specified in Section 11.02.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Tax Year or other period, after giving effect to the following adjustments:

(a) add to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Admission Date” has the meaning specified in Section 10.06.

“Affiliate” means (a) with respect to any Person that it an Entity, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person, including any general partner, managing member, officer, director or trustee of such first Person, or any investment fund now or hereafter existing that is Controlled by or under common Control with one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such first Person and (b) with respect to any Person who is a natural person, (i) any Entity under such natural person’s 100% ownership and Control (and as long as it remains under such ownership and Control) or any Entity in which such natural person owns a majority of the voting interests and the remaining owners of such Entity are Family Members of such natural person, (ii) any Family Member of such natural person and (iii) any trust, custodianship or other fiduciary account for the sole benefit of such natural person.

“Aggregate Unit Sharing Percentage” means, as to any Member, as of the time of determination, the percentage obtained by dividing (a) the number of Units held by such Member by (b) the total number of issued and outstanding Units.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XI.

“Assumed Tax Rate” means a percentage, as reasonably determined by the Manager, that is equal to the highest marginal income tax rate (taking into account federal, state and local income taxes and including, for the avoidance of doubt, the tax rate imposed on “net investment income” by Code Section 1411) applicable to a corporation doing business, or an individual resident in, New York, New York or San Francisco, California (whichever is greater), utilizing the rates for ordinary income or capital gain depending on the character of the income and gain.

“Available Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 5.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements (and without otherwise violating any applicable provisions of any of the Credit Agreements), if any such Credit Agreements are in place, and applicable Law.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in San Francisco, California, are authorized or obligated by Law to close.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there will be added (i) the amount of cash and the Gross Asset Value of any other asset contributed by such Member to the Company pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Sections 5.02(a) and 5.02(b) hereof or other provisions of this Agreement and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there will be subtracted (i) the amount of cash and the Gross Asset Value of any other Company assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Sections 5.02(a) and 5.02(b) or other provisions of this Agreement and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Units are Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Units that are Transferred in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(1).

(d) Determination of the amount of any liability for purposes of subparagraphs (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager reasonably determines that it is necessary to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the Manager may make such modification; provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article XIII hereof upon the dissolution of the Company.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Exchange Payment” has the meaning specified in the Exchange Agreement.

“Certificate” has the meaning set forth in the recitals hereto.

“Certificate of Conversion” has the meaning set forth in the recitals hereto.

“Certificate of Formation” means the Certificate of Formation of the Company.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of PubCo entitled to vote;

(b) the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including a sale of all or substantially all of the assets of the Company); or

(c) there is consummated a merger or consolidation of PubCo with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

For the avoidance of doubt, any transactions undertaken by the Company and its Affiliates, including any merger, consolidation, combination, restructuring, conversion, contribution, transfer or other disposition, in connection with or related to the consummation of a Qualified Public Offering (including the transactions contemplated by the Merger Agreement and the consummation of the Qualified Public Offering itself) shall not be deemed to be a Change of Control. Furthermore, a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the beneficial holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.08(a).

“Change of Control Transaction” means any Change of Control that was approved by the PubCo Board prior to such Change of Control.

“Charter” means the Certificate of Incorporation of PubCo, as in effect from time to time.

“Class A Common Stock” has the meaning set forth in the recitals hereto.

“Class B Common Stock” has the meaning set forth in the recitals hereto.

“Class B Purchase Agreement” means that certain Class B Purchase Agreement, dated on or around the date hereof, by and among PubCo, Yuma, Yuma Sub and the Series A Investor.

“Code” means the Internal Revenue Code of 1986.

“Common Member” means any Member holding Common Units and identified as a Common Member on Schedule A, as such may be amended, supplemented or otherwise modified from time to time by the Manager pursuant to and in accordance with this Agreement.

“Common Unit” means a Unit designated as a “Common Unit” with the rights, privileges, preferences, duties, liabilities and obligations set forth in this Agreement with respect to Common Units.

“Common Unit Sharing Percentage” means, as to any Common Member, as of the time of determination, the percentage obtained by dividing (a) the number of Common Units held by such Common Member by (b) the total number of issued and outstanding Common Units.

“Company” has the meaning set forth in the preamble hereto.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Confidential Information” has the meaning set forth in Section 7.02(a).

“Contracting Parties” has the meaning set forth in Section 6.13.

“Control” as to any Entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such Entity, whether through ownership of voting securities, by contract or otherwise.

“Covered Persons” has the meaning set forth in Section 6.12(a).

“Credit Agreement(s)” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt.

“Depreciation” means, for each Tax Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Tax Year or other period, except that (a) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Tax Year or other period will be the amount of book basis recovered for such Tax Year or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (b) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Tax Year or other period, Depreciation for such Tax Year or other period will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Tax Year or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if the federal income tax depreciation, amortization or other cost recovery deduction for such Tax Year or other period is zero, then, for the purposes of clause (a) of the preceding sentence, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Discount” has the meaning set forth in Section 6.06.

“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Effective Date” has the meaning set forth in the preamble hereto.

“Entity” means any Person that is not a natural person.

“Equity Plan” means any stock or equity purchase plan, restricted stock, phantom stock or equity plan or other similar equity compensation plan (other than any component thereof constituting a Stock Option Plan) now or hereafter adopted by the Company or PubCo, including the Plan.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange” has the meaning specified in the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement dated on or about the date hereof, by and among the Company, PubCo and the other parties thereto, as the same may be amended, restated or supplemented from time to time.

“Exchanging Holder” has the meaning specified in the Exchange Agreement.

“Existing LLC Agreement” has the meaning set forth in the recitals hereto.

“Fair Market Value” of a specific asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value, as such amount is reasonably determined by the Manager (or, if pursuant to Section 13.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Family Member” means, with respect to any natural person, a parent, child and sibling (whether by blood, through adoption or in-law) or spouse or domestic partner of such natural person.

“Fiscal Half Year” has the meaning set forth in Section 2.06.

“Fiscal Quarter” has the meaning set forth in Section 2.06.

“Fiscal Year” has the meaning set forth in Section 2.06.

“Governmental Authority” means any federal, state, local, or foreign government or any court, arbitral tribunal, administrative or regulatory agency, or other governmental authority, agency, or instrumentality.

“Green Shoe Common Unit Purchase” has the meaning set forth in Section 3.03(b).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company is the Fair Market Value of such asset;

(b) the Gross Asset Value of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below may be adjusted to equal their respective Fair Market Values, as reasonably determined by the Manager, as of the following times:

(i) the acquisition of any Units by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Aggregate Unit Sharing Percentage of the Members;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for Units, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Aggregate Unit Sharing Percentage of the Members;

(iii) the liquidation or dissolution of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of more than a de minimis number of Units as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in its capacity as a Member, or by a new Member acting in its capacity as a Member or in anticipation of becoming a Member of the Company, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Aggregate Unit Sharing Percentage of the Members;

(v) the acquisition of any Units in the Company by a new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); and

(vi) at such other times as the Manager may reasonably determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2;

provided, however, that if any non-compensatory option is outstanding upon the occurrence of an event described in the foregoing clauses (other than, if applicable, the non-compensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Value of its assets in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(c) the Gross Asset Value of any Company asset distributed to a Member shall be the Fair Market Value of such asset (taking Code Section 7701(g) into account) on the date of distribution; and

(d) the Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

“Indemnified Losses” has the meaning set forth in Section 6.10(c).

“Indemnitee” has the meaning set forth in Section 6.10(c).

“Interest Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by JPMorgan Chase Bank (or its successor) from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, compounded annually, and (b) the maximum rate permitted by applicable Law.

“Investment Company Act” has the meaning set forth in Section 3.14(j).

“Investor Change of Control” means, with respect to the Series A Investor, the consummation of any transaction or series of related transactions which, directly or indirectly, result in (a) equityholders of the Series A Investor as of the date hereof ceasing to own more than 50% of the outstanding equity interests of the Series A Investor or (b) the Persons controlling the Series A Investor as of the date hereof (together with the Affiliates thereof) cease to control the Series A Investor.

“IPO” has the meaning set forth in the recitals hereto.

“IPO Common Unit Purchase” has the meaning set forth in Section 3.03(b).

“IPO Common Unit Purchase Agreement” means that certain Common Unit Purchase Agreement, dated on or around the date hereof, by and between PubCo and Yuma.

“IPO Net Proceeds” has the meaning set forth in the recitals hereto.

“Joinder Agreement” means the Joinder Agreement substantially in the form of Exhibit A.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Authority.

“Liquidator” has the meaning specified in Section 13.02.

“LLC Employee” means an employee of, or other service provider (including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

“Manager” has the meaning set forth in Section 6.01(a).

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the PubCo Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the PubCo Board.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XI, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2) for the phrase “partner nonrecourse deductions.”

“Merger Agreement” means the Agreement and Plan of Merger by and among Flex Ltd., Yuma, PubCo and Yuma Acquisition Corp. dated on or around the Effective Date.

“Nonparty Affiliates” has the meaning set forth in Section 6.13.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Other Indemnitor” has the meaning set forth in Section 6.11(a).

“Over-Allotment Option” has the meaning set forth in the recitals hereto.

“Over-Allotment Option Net Proceeds” has the meaning set forth in the recitals hereto.

“Partially Adjusted Capital Account” means, with respect to each Tax Year and with respect to each Person who was a Member during such Tax Year, the Capital Account balance of such Person at the beginning of such Tax Year, adjusted as set forth in the definition of the term Capital Account for all contributions and distributions during such Tax Year and all special allocations pursuant to Section 5.02(b) made to such Person for such Tax Year, but before giving effect to any allocations of Profits or Losses (or items thereof).

“Partnership Representative” has the meaning assigned to that term in Code Section 6223 and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder, and shall include any similar capacity or role under state or local law.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar or corresponding provisions of state or local law.

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time. The Percentage Interest of each Member shall be calculated to the fourth decimal place.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity (including any Governmental Authority).

“Plan” means the First Amended and Restated 2022 Nextracker LLC Equity Incentive Plan as the same may be amended, restated or supplemented from time to time.

“Pre-IPO Members” has the meaning set forth in the recitals hereto.

“Profits” and “Losses” means, for each Tax Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;

(b) any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, will decrease the amount of such income and/or increase the amount of such loss;

(c) gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(d) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Fiscal Year or other period;

(e) to the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(f) if the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(g) notwithstanding any other provision of this definition of “Profits” and “Losses”, any items that are specially allocated pursuant to Section 5.02(b) hereof will not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.02(b) hereof will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“PubCo” has the meaning set forth in the preamble hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Offer” has the meaning set forth in Section 10.08(b).

“Qualified Public Offering” means (a) a firm underwritten initial public offering of PubCo that has a public float of no less than 15% of the pro forma outstanding common equity securities of PubCo, (b) a direct listing or (c) a business combination with a special purpose acquisition company which, in the case of clause (c), shall result in non-Affiliates of the Members holding at least 20% of PubCo’s pro forma outstanding common equity securities on a national stock exchange in the United States.

“Recapitalization” has the meaning set forth in the recitals hereto.

“Reorganization” has the meaning set forth in the recitals hereto.

“Right to Compete” has the meaning set forth in Section 6.12(a).

“Securities Act” means the Securities Act of 1933.

“Series A Investor” means TPG Rise Flash, L.P., a Delaware limited partnership.

“Series A Preferred Units” has the meaning set forth in the Existing LLC Agreement.

“Share Settlement” has the meaning specified in the Exchange Agreement.

“Specified Member” means any Member that holds Units, at the applicable time, representing more than 5% of the Aggregate Unit Sharing Percentage.

“Stock Exchange” means the Nasdaq Global Select Market (or any other market of Nasdaq).

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Company or by PubCo, including the Plan.

“Subsidiary” means, with respect to any specified Entity, any other Entity which is Controlled by such specified Entity.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 11.01.

“Target Capital Account” means, with respect to each Tax Year and with respect to each Person who was a Member during such Tax Year, the amount (which may be either a positive or a deficit balance) equal to the difference between (a) the amount of the hypothetical distribution (if any) that such Person would receive if, on the last day of such Tax Year, (i) all Company assets, including cash, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such Tax Year, (ii) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the Gross Asset Values of the assets securing such liability) and (iii) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Article XIII and (b) the sum of (i) the amount, if any, without duplication, that such Person would be obligated to contribute to the capital of the Company pursuant to any provision of this Agreement, if applicable, (ii) such Person’s share of Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g) and (iii) such Person’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in clause (a) hereof.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated on or about the date hereof, by and among PubCo and each other party thereto, as the same may be amended or restated from time to time.

“Tax Year” has the meaning set forth in Section 2.06.

“Third Party Payor” has the meaning set forth in Section 6.11(b)(ii).

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferred” and “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units; provided, however, that in each case, any sale, assignment disposition, exchange, pledge, encumbrance, hypothecation, foreclosure or other transfer of any equity interests in the Series A Investor or any of its direct or indirect parent Entities that does not constitute an Investor Change of Control shall not be deemed a “Transfer” except for purposes of Section 10.07(b)(vi).

“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code.

“U.S. GAAP” has the meaning set forth in Section 1.02(a).

“UCC” has the meaning set forth in Section 4.01(b).

“Units” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under the Plan that are not Vested Corporate Shares.

“Value” means (a) for any Stock Option Plan, the Market Price for the Trading Day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under the Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto

“Vesting Date” has the meaning set forth in Section 3.09(c)(ii).

“Yuma” means Yuma, Inc., a Delaware corporation.

“Yuma Sub” means Yuma Subsidiary, Inc., a Delaware corporation.

1.02 Construction.

(a) Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and defined terms herein shall apply equally to both the singular and plural forms and to correlative forms of the terms defined. The words “includes” or “including” shall mean “including without limitation”, the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import shall refer to this Agreement as a whole, including the Schedules and Exhibits attached hereto, and not to any particular subdivision hereof unless expressly so limited, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” and the word “or” shall have the inclusive meaning represented by the phrase “and/or.” All references to Articles and Sections shall refer to articles and sections of this Agreement unless otherwise specified, all references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, and all references to Schedules and Exhibits are to schedules and exhibits attached hereto, each of which is made a part hereof for all purposes. All references to any Person shall include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities, all references to any Affiliate of any Person include references to such Person’s Affiliates at the time of determination, all references to any contract, agreement or other instrument (including this Agreement) or Law shall refer to such contract, agreement, instrument or Law as amended, modified or supplemented from time to time in accordance with its terms, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions), and all references to any federal, state, local or foreign law shall be deemed also to refer to all rules, regulations and exemptions promulgated thereunder. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by another Person on behalf of or at the direction of such Person. The terms “dollars” and “$” means U.S. dollars, the lawful currency of the United States. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. Any reference in this Agreement to “close of business” shall be interpreted as 6:00 p.m. in San Francisco, California. For all purposes of this Agreement, if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. When any provision of this Agreement authorizes any action, consent, approval, election, decision or determination by any Member or the Manager, unless and to the extent such provision of this Agreement expressly qualifies such authorization, such authorization shall include the authority of such Member or the Manager to exercise its sole and absolute discretion in respect of such action, consent, approval, election, decision or determination; provided, that such Member or the Manager will at all times exercise such discretion in accordance with the implied contractual covenant of good faith and fair dealing, and the exercise of such discretion authorized by this Agreement shall be presumed to have met the standard of good faith and fair dealing which presumption may be rebutted by evidence to the contrary.

(b) Each Member acknowledges that it and its attorneys and other advisers have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

2.01 Continuation of the Company. In connection with the Reorganization, the Company was converted to a Delaware limited liability company by the filing of the Certificate of Conversion in the office of the Secretary of State of the State of Delaware pursuant to the Act on January 31, 2022. The Members desire to continue the Company for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, privileges, preferences, duties, liabilities and obligations of each Member shall be as provided in the Act.

2.02 Name. The name of the Company is Nextracker LLC. The Manager in its sole discretion may change the name of the Company at any time and from time to time. To the extent permitted by the Act, the Company may conduct its business under one or more assumed names deemed advisable by the Manager.

2.03 Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate of Conversion or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate of Conversion, or such other Persons as the Manager may designate from time to time in the manner provided by Law.

2.04 Principal Office. The principal office of the Company will initially be at 6200 Paseo Padre Parkway, Fremont, California 94555, or such other location as the Manager may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Manager may reasonably determine to be appropriate.

2.05 Purpose; Powers. The purposes of the Company are to engage in any activity and/or business for which limited liability companies may be formed under the Act. The Company shall possess and, subject to the limitations herein expressed, may exercise, all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided by the Act.

2.06 Fiscal Year; Fiscal Half Year; Fiscal Quarter. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes will end on March 31 unless otherwise determined by the Manager. The tax year of the Company (the “Tax Year”) for income tax purposes will end on March 31 unless otherwise required under the Code. The fiscal half years of the Company (each, a “Fiscal Half Year”) shall be the six-month periods commencing on April 1 and October 1 of any Fiscal Year and ending on the next September 30 and March 31, respectively. The fiscal quarters of the Company (each a “Fiscal Quarter”) shall be the three-month periods commencing on April 1, July 1, October 1 and January 1 of any Fiscal Year and ending on the next June 30, September 30, December 31 and March 31, respectively.

2.07 Foreign Qualification Governmental Filings. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Company will comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. Each Officer is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.08 Term. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the Act or this Agreement.

ARTICLE III

MEMBERS; UNITS

3.01 Members.

(a) PubCo. On the Effective Date and concurrently with the IPO Common Unit Purchase, PubCo shall be automatically admitted to the Company as a Member.

(b) Schedule of Members. The Company shall maintain a schedule setting forth: (i) the name and address of each Member; and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the Recapitalization is set forth as Schedule A to this Agreement. The Company shall also maintain a record of: (1) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (2) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member; provided that a failure to update such Schedule of Members or an error in such Schedule of members shall not be binding on the Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

(c) Loans, Borrowings and Capital Contributions. Except as otherwise required or permitted (as applicable) by this Agreement, no Member shall be required or permitted (without the approval of the Manager pursuant to Section 6.01) to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

3.02 Issuance of Units; Additional Members.

(a) Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of a single class of Common Units.

(b) Additional Units. Subject to Section 3.04(a), the Manager may (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of PubCo or class or series of preferred stock of PubCo, respectively; provided, that as long as there are any Members (other than PubCo and its Subsidiaries) (1) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (2) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units.

(c) Additional Classes. Subject to Section 14.06(b) and Section 14.06(d), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.02(b), 3.04(a) or 3.09.

3.03 Recapitalization; IPO Common Unit Purchase.

(a) Recapitalization. In connection with the Recapitalization, at the Effective Date, all Members’ interests issued and outstanding and held by the Pre-IPO Members prior to the execution and effectiveness of this Agreement are hereby cancelled and (i) [•] Common Units are hereby issued to Yuma and outstanding as of the Effective Date, (ii) [•] Common Units are hereby issued to Yuma Sub and outstanding as of the Effective Date and (iii) [•] Common Units are hereby issued to the Series A Investor and outstanding as of the Effective Date.

(b) IPO Common Unit Purchase. Following the Recapitalization, immediately following the consummation of the IPO, PubCo will purchase [•] Common Units from Yuma at a purchase price per Common Unit equal to the initial public offering price per share of Class A Common Stock in the IPO, less any applicable Discount, pursuant to the IPO Common Unit Purchase Agreement (the “IPO Common Unit Purchase”). The IPO Common Unit Purchase shall be reflected on the Schedule of Members. In addition, to the extent the underwriters in the IPO exercise the Over-Allotment Option in whole or in part, upon the exercise of the Over-Allotment Option, PubCo will purchase a number of Common Units from Yuma equal to the number of shares of Class A Common Stock issued by PubCo in connection with the exercise of the Over-Allotment Option, at a purchase price per Common Unit equal to the initial public offering price per share of Class A Common Stock in the IPO, less any applicable Discount, pursuant to the IPO Common Unit Purchase Agreement (such purchase from Yuma, the “Green Shoe Common Unit Purchase”). The Green Shoe Common Unit Purchase shall be reflected on the Schedule of Members. For the avoidance of doubt, PubCo shall be admitted as a Member with respect to all Common Units it holds from time to time. Immediately prior to the consummation of the IPO Common Unit Purchase, pursuant to the Class B Purchase Agreement, PubCo will issue to each of Yuma, Yuma Sub and the Series A Investor (in exchange for cash consideration) a number of shares of Class B Common Stock equal to the number of Common Units held by such Person.

3.04 Authorization and Issuance of Additional Units.

(a) Additional Units. Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, the Company and PubCo shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units and the Class A Common Stock or Class B Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock and (ii) a one-to-one ratio between the number of Common Units owned by Members (other than PubCo and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Members, directly or indirectly, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury stock or (C) preferred stock or other debt or equity securities (including, without limitation, warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock or Class B Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by PubCo to the equity capital of the Company). Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, in the event PubCo issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Manager and PubCo shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned, directly or indirectly, by PubCo will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, in the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems PubCo’s preferred stock in a transaction not contemplated in this Agreement, the Manager and PubCo shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, PubCo, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of PubCo so issued, transferred, delivered, repurchased or redeemed. PubCo shall, concurrently with any action taken by the Company pursuant to the requirements of this Section 3.04, contribute the net proceeds (if any) received by PubCo in respect of the events which gave rise to the Company’s obligation to undertake any action pursuant to the requirements of this Section 3.04 to the equity capital of the Company. Except as otherwise determined by the Manager in its reasonable discretion, the Company and PubCo shall not undertake any subdivision (by any Common Unit split, stock split, Common Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class B Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock or Common Units, respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock or (y) a one-to-one ratio between the number of Common Units owned by Members (other than PubCo and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Members, directly or indirectly, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than PubCo and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Members, directly or indirectly, as contemplated by the first sentence of this Section 3.04(a).

(b) Additional Classes. The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04, Section 3.09 and Section 3.10. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.04 without the requirement of any consent or acknowledgement of any other Member.

3.05 Repurchase or Redemption of shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with the use of cash or other assets held by PubCo, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by PubCo, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by PubCo; provided, if PubCo uses the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by PubCo for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

3.06 Put Right. The Series A Investor may, at its option and at any time, upon written notice to the Company, tender any or all of its Common Units or other Equity Securities of the Company held by such Series A Investor to the Company for an aggregate purchase price of $1.00. The Company shall accept such tender as soon as practicable (and in no event later than five calendar days) after receipt by the Company of such notice, the certificate(s) representing such Units or Equity Securities (or a lost certificate affidavit), if applicable, and a stock power in respect of the Units or Equity Securities so transferred, and without a requirement for any further action by such Series A Investor, any other Member, the Company, or the Manager, except for the cancellation by PubCo of an equal number of shares of Class B Common Stock.

3.07 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

3.08 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

3.09 Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised:

(i) PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to PubCo by such exercising Person in connection with the exercise of such stock option.

(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.09(a)(i), PubCo shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by PubCo in connection with the exercise of such stock option.

(iii) PubCo shall receive in exchange for such Capital Contributions (as deemed made under Section 3.09(a)(ii)), a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted to an LLC Employee over shares of Class A Common Stock is duly exercised:

(i) PubCo shall sell to the Optionee, and the Optionee shall purchase from PubCo, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) PubCo shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, PubCo shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from PubCo, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold pursuant to Section 3.09(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation (and not a distribution) to such LLC Employee, the number of shares of Class A Common Stock described in Section 3.09(b)(ii).

(iv) PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by PubCo in connection with the exercise of such stock option. PubCo shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(c) Restricted Stock and Phantom Stock Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i) PubCo shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Employee in accordance with the Equity Plan;

(ii) On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred: (1) PubCo shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee, (3) PubCo shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii) The Company shall issue to PubCo on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.09(c)(i) in consideration for a Capital Contribution that PubCo is deemed to make to the Company pursuant to clause (3) of Section 3.09(c)(ii) above.

(d) The Plan and Future Stock Incentive Plans. The board of managers of the Company previously authorized the issuance of up to 12,857,143 Common Units pursuant to the terms of the Plan. Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of PubCo, the Company or any of their respective Affiliates (including taking such actions, as applicable, with respect to the Plan). The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by PubCo, amendments to this Section 3.09 may become necessary or advisable and that any approval or consent to any such amendments requested by PubCo shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution adjustments. For all purposes of this Section 3.09, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

3.10 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by PubCo in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by PubCo to effect open market purchases of shares of Class A Common Stock, or (b) if PubCo elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by PubCo to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to PubCo a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

3.11 Repurchase and Redemption. Subject to the provisions of this Agreement, the Manager may cause the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire Units or other Equity Securities of the Company or any of its Subsidiaries from one or more holders thereof at any time.

3.12 Liability to Third Parties. No Member shall have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.

3.13 Spouses of Members. The spouse of any Member that is a natural person shall not become a Member as a result of such marital relationship. Each spouse of a Member that is a natural person shall be required to execute an agreement in such form as is approved by the Manager to evidence his or her agreement and consent to be bound by the terms and conditions of this Agreement, as to such spouse’s Units, whether as community property or otherwise, if any, in the Units owned by such Member, and to acknowledge that the termination of the marital relationship between such spouse and such Member for any reason shall not have the effect of removing any Units otherwise subject to this Agreement from the coverage thereof.

3.14 Representations and Warranties of Members. Each Member severally, but not jointly, represents and warrants as of the Effective Date or any subsequent date on which such Member is admitted to the Company, and as of the acquisition of any additional Units, to the Company and the other Members that:

(a) Organization; Authority. Each such Member that is an Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each such Member has full power and authority (and, if such Member is an Entity, has taken all necessary legal entity action) to execute and delivery this Agreement and perform its obligations hereunder.

(b) Binding Obligations. This Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

(c) No Conflict. The execution, delivery and performance by such Member of this Agreement does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) conflict with, or result in a breach or default under, any material contract, agreement or other arrangement to which such Member is a party or by which it is bound or (iii) to the extent applicable, conflict with, or result in a breach or default under, any term or condition of its organizational documents, except in the case of each of clauses (i) and (ii), as would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Member’s ability to perform its obligations hereunder.

(d) Acquisition Entirely For Own Account. The Units being acquired by such Member are being acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Such Member has no present intention of selling, transferring, granting any participation in, or otherwise distributing the same. Such Member does not have any contract, agreement or other arrangement with any Person to sell, transfer, grant participation rights in or otherwise distribute any such Units to such Person or to any other Person.

(e) No Registration. Such Member understands that the Units, at the time of issuance, are not registered under the Securities Act on the basis that the issuance of Units hereunder is exempt from registration under the Securities Act and state securities Laws, and the representations and warranties of the Member contained in this Agreement are essential to any claim of exemption by the Company from such registration. Such Member is aware that only the Company can take action to register Units under the Securities Act and that, at the time of issuance, the Company is under no obligation to do so.

(f) Independent Investigation. Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and such Member has been provided access to the personnel, properties, books and records of the Company and its Subsidiaries sufficient to make an informed investment decision regarding its acquisition of Units and entry into this Agreement.

(g) Non-Reliance. No promise, agreement, representation, warranty or other statement that is not expressly set forth in this Agreement or any other agreement between the Members or their respective Affiliates has been made to such Member by any other Member or any of its Affiliates or representatives with respect to such Member’s decision to acquire Units or enter into this Agreement, and such Member is not relying upon any such promise, agreement, representation, warranty or other statement of any other Member or any of its Affiliates or representatives for such decision. Such Member is relying upon its own judgment and due diligence and the advice of its own counsel and other advisors for such decision.

(h) Investment Experience. Such Member has such knowledge and experience in financial and business matters to enable such Member to evaluate the merits and risks of an investment in the Units and to make an informed investment decision and understands that (i) such investment is suitable only for an investor that is able to bear the economic consequences of losing its entire investment, (ii) the acquisition of Units hereunder is a speculative investment that involves a high degree of risk of loss of the entire investment and (iii) there are substantial restrictions on the transferability of, and there is no public market for, the Units.

(i) Accredited Investor. Such Member is an Accredited Investor and has not taken, and will not take, any action that could have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act with respect to the offer and sale of the Units being acquired by such Member.

(j) Qualified Purchaser. Such Member is a “qualified purchaser” as defined in the Investment Company Act of 1940 (the “Investment Company Act”) and within the meaning of Section 3(c)(7) of the Investment Company Act.

(k) Restricted Securities. Such Member understands that the Units are “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act and, except in limited circumstances in compliance with the applicable terms of this Agreement and the Securities Act, may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(l) “Bad Actor” Representations. The information in Schedule B is accurate with respect to such Member. Such Member further agrees that it will promptly inform the Company in writing if at any time after the Effective Date any of the representations in Schedule B are no longer accurate with respect to such Member. The information in Schedule B remains accurate with respect to such Member until the date on which such Member has otherwise notified the Company in writing in accordance with the immediately preceding sentence.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.01 Units.

(a) The Company shall maintain a separate Capital Account for each Member.

(b) Each Unit shall constitute and shall remain a “security” within the meaning of Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “UCC”) and of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding anything herein to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall be controlling.

(c) The Units shall not be certificated as of the Effective Date; provided, that from and after the Effective Date, the Company may (but shall have no obligation to) issue certificates to evidence the Units in a form approved by the Manager. Any certificates evidencing the Units shall bear a legend reflecting the applicable restrictions on the transfer of such securities as reasonably determined by the Manager.

(d) The Company may issue fractional Units.

4.02 Capital Contributions. Except as otherwise expressly provided for in this Agreement, no additional Capital Contributions shall be required from any Member from and after the Effective Date without such Member’s prior written consent, and no Member shall have any obligation to restore any deficit balance in such Member’s Capital Account.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

5.01 Distributions.

(a) Distributions of Available Cash. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Available Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 5.01(b) and 13.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 5.01(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 5.01(a) in such amounts as shall enable PubCo to pay dividends or to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of tax Distributions required to be made pursuant to Section 5.01(b)).

(b) Tax Distributions. To the extent (i) the Manager reasonably determines that the Company has Available Cash, and (ii) such distributions are permitted by any credit or financing agreements to which the Company or any of its Subsidiaries is a party, the Manager shall cause the Company to make distributions for each Tax Year (or portion thereof) among the Common Members with respect to their Common Units pro rata (based on the Common Unit Sharing Percentages of such Common Members) such that each Common Member receives an amount at least equal to the excess of (A) the product of (x) the aggregate net taxable income for such Tax Year allocated by the Company to such Common Member (disregarding any basis adjustments pursuant to Section 743(b) of the Code), and (y) the Assumed Tax Rate for such Tax Year, over (B) all prior distributions made to such Common Member in such Tax Year with respect to its Common Units (to the extent not previously taken into account under this Section 5.01(b)). Any distribution made pursuant to this Section 5.01(b) shall be treated as an advance against future distributions payable to such Member pursuant to Section 5.01(a) or Article XIII and shall reduce such distributions on a dollar-for-dollar basis. The Manager shall cause the Company to make distributions pursuant to this Section 5.01(b) in quarterly installments on an estimated basis on or before the 10th day of April, July, October and January of such Tax Year.

(c) Distributions in Error. Any distributions pursuant to this Section 5.01 made in error or in violation of Section 18-607(a) of the Act, will, upon demand by the Manager, be returned to the Company.

5.02 Allocations.

(a) Profits and Losses. For each Tax Year, after giving effect to Section 5.02(b), Profits or Losses for such Tax Year shall be allocated among the Persons who were Members during such Tax Year in a manner that will reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Tax Year.

(b) Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.02(a), the following special allocations will be made in the following order of priority:

(i) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member will be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.02(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) will be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Sections 1.704-2(g)(2) and (j)(2)(ii). This Section 5.02(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.02(b)(iii) were not in this Agreement. It is intended that this Section 5.02(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) Limitation on Allocation of Net Loss. If the allocation of Losses to a Member as provided in Section 5.02(a) hereof would create or increase an Adjusted Capital Account deficit, there will be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member will be allocated to the other Members in accordance with their relative Aggregate Unit Sharing Percentage, subject to the limitations of this Section 5.02(b)(iv).

(v) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss

(if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Aggregate Unit Sharing Percentages in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) Nonrecourse Deductions. The Nonrecourse Deductions for each taxable year of the Company will be allocated to the Common Members with respect to their Common Units in proportion to their Common Unit Sharing Percentage.

(vii) Member Nonrecourse Deductions. The Member Nonrecourse Deductions will be allocated each year to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(c) Tax Allocations.

(i) Except as provided in Section 5.02(c)(ii) hereof, for income tax purposes under the Code and the Treasury Regulations, each Company item of income, gain, loss, deduction and credit will be allocated between the Members in the same manner as the correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article V.

(ii) Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution will be allocated between the Members for federal income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company will account for such variation under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Manager. If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset will take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Manager.

(iii) If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(iv) Allocations pursuant to this Section 5.02(c) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of net Profits, net Losses and any other items or distributions pursuant to any provision of this Agreement.

(d) Other Provisions.

(i) For any Tax Year or other period during which any Units are Transferred between the Members or to another Person (other than by pledge of, or grant of a security interest in, such Units), the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such Units will be apportioned between the transferor and the transferee using the interim closing method (and calendar day convention) pursuant to Code Section 706 and the applicable Treasury Regulations.

(ii) In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, the Manager is hereby authorized to adjust or amend the allocations to the extent necessary to satisfy the Code and such Treasury Regulations, and no such new allocation will give rise to any claim or cause of action by any Member.

(iii) For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in Profits shall be reasonably determined by the Manager using any method permitted by the Treasury Regulations.

(e) Valuation; Revaluation. Except as otherwise specifically provided in this Agreement, valuations for purposes of allocation of tax items will be made by the Manager or, at the election of the Manager, by independent third parties appointed by the Manager and deemed qualified by the Manager to render an opinion as to the value of the Company’s assets, using customary and industry accepted valuation techniques and taking into account such information relating to the investments, assets and liabilities of the Company as the Manager or independent third party, as the case may be, as are customary and reasonable and each such valuation shall be determined reasonably and in good faith by the Manager or third parties, as applicable, and without application of any minority, illiquidity, or other discount.

5.03 Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Manager reasonably determines that the Company is required to withhold or pay with respect to any amount distributable or allocable or otherwise specifically attributable (including under the Partnership Tax Audit Rules) to such Member pursuant to this Agreement. Any amounts withheld or paid pursuant to this Section 5.03 will be treated as having been distributed to such Member. To the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess will be considered a loan from the Company to such Member, with interest accruing at 2% plus the Interest Rate. Such loan may, at the option of the Manager, be satisfied (i) out of distributions to which such Member would otherwise be subsequently entitled, or (ii) by the immediate payment in cash to the Company of such excess amount. The Manager, on behalf of the Company, may take any other action it reasonably determines to be necessary or appropriate in connection with any obligation to impose withholding pursuant to any tax Law or to pay any tax with respect to a Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 5.03. Each Member will take such actions as the Company may request in order to perfect or enforce the security interest created hereunder. To the fullest extent permitted by Law, each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability for taxes, penalties, additions to tax or interest attributable to such Member. The obligations of a Member set forth in this Section 5.03 shall survive the withdrawal of a Member from the Company or any Transfer of a Member’s Equity Securities.

ARTICLE VI

MANAGEMENT

6.01 Authority of Manager; Officer Delegation.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement or as otherwise set forth in this Agreement (including the restrictions on issuance of additional Units as set forth in Section 3.02(b)(1)-(2)), (i) all management powers over the business and affairs of the Company shall be exclusively vested in PubCo, as the sole managing member of the Company (PubCo, in such capacity, the “Manager”), (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

6.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

6.03 No Removal. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

6.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by PubCo (or, if PubCo has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of PubCo immediately prior to such cessation). For the avoidance of doubt, the Members (other than PubCo) have no right under this Agreement to fill any vacancy in the position of Manager.

6.05 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its wholly owned direct or indirect Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members and otherwise are permitted by the Credit Agreements; provided that the foregoing shall in no way limit the Manager’s rights under Sections 3.02, 3.04, 3.05, 3.09, 5.01 and 6.01(c). The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the date of this Agreement in accordance with the Existing LLC Agreement or that the board of managers of the Company or the PubCo Board has approved in connection with the Recapitalization or the IPO as of the date of this Agreement, including the Class B Purchase Agreement and the IPO Common Unit Purchase Agreement.

6.06 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that, upon the consummation of the IPO, the Class A Common Stock will be publicly traded and therefore the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs associated with the IPO and all fees, expenses and costs of being a public company (including expenses incurred in connection with public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in the IPO (or in any subsequent public offering)

at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in the IPO (or in such subsequent public offering, as applicable) after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”), (i) PubCo shall be deemed to have contributed to the Company in exchange for Common Units the full amount for which such shares of Class A Common Stock were sold to the public in the IPO (or in such subsequent public offering, as applicable) and (ii) the Company shall be deemed to have paid the Discount as an expense. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any income tax obligations of the Manager or any payments made pursuant to the Tax Receivable Agreement.

6.07 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

6.08 Limitation of Liability of Manager.

(a) The liabilities and obligations of PubCo Board to PubCo and its shareholders (including fiduciary duties) shall apply, mutatis mutandis, to actions and decisions made by PubCo in its capacity as Manager; provided that in making any decision or determination as Manager, PubCo may consider the interests of the shareholders of PubCo as if such shareholders were Members.

(b) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, employees or other agents shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement (including the Manager or its designee in its capacity as the Partnership Representative); provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s gross negligence, willful misconduct, fraud or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(c) To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(d) Except as otherwise provided herein, to the fullest extent permitted by applicable Law, whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(e) Except as otherwise provided herein, to the fullest extent permitted by applicable Law, whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and so long as the Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of the Manager’s Affiliates and shall be deemed approved by all Members.

6.09 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

6.10 Waiver of Fiduciary Duties; Indemnification; Limitation of Liability.

(a) To the fullest extent permitted by Law and notwithstanding anything herein to the contrary, no Member in its capacity as such (but, for the avoidance of doubt, excluding the Manager in its capacity as manager) shall have any fiduciary or other duty to the Company, any other Member or the Manager or any other Person in connection with the business and affairs of the Company and its Subsidiaries or any consent or approval given or withheld pursuant to this Agreement other than the implied contractual covenant of good faith and fair dealing; provided, that the foregoing shall not be deemed to alter the contractual obligations of any Member, the Manager, or the Company pursuant to this Agreement or any other agreement to which it is a party.

(b) Subject to the last sentence of Section 1.02(a), and without limiting the generality of the foregoing, each Member in its capacity as such (but, for the avoidance of doubt, excluding the Manager in its capacity as manager), in performing its obligations under this Agreement, shall be entitled to act or omit to act considering only such factors as such Member chooses to consider, and any action of such Member or failure to act, taken or omitted in good faith reliance on this Section 6.10 shall not constitute a breach of any duty (including any fiduciary duty, all of which are expressly disclaimed) on the part of such Member to the Company, the Members or any other Person. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by applicable Law, and without limiting the foregoing, (i) subject to the provisions of this Agreement (including the last sentence of Section 1.02(a)), each Member may grant or withhold approval with respect to any action on which it is entitled to grant approval and (ii) with respect to any such action, to the fullest extent permitted by applicable Law, such Member (and for the avoidance of doubt, excluding the Manager in its capacity as manager) shall be entitled to consider only such interest and factors as it desires, including its own interests, and shall have no duty (including any fiduciary or quasi-fiduciary duty) or obligation to give any consideration to any interest of or factors affecting the Company, the Members or any other Person.

(c) To the maximum extent permitted by applicable Law, but subject to the provisions of this Section 6.10, the Members in its capacity as such (but, for the avoidance of doubt, excluding the Manager in its capacity as manager) (each an “Indemnitee”) will not be liable for, and will be indemnified and held harmless by the Company against, any and all claims, actions, demands, losses, damages, liabilities, costs, or expenses, including attorney’s fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Indemnified Losses”) arising from any civil, criminal or administrative proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Member or by reason of its involvement in the management of the affairs of the Company, whether or not it continues to be such at the time any such Indemnified Loss is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to have been caused by fraud, gross negligence, willful misconduct or bad faith of such Persons, or a material violation of securities laws or conviction of a felony by such Persons. IT IS THE EXPRESS INTENT OF THE COMPANY THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY LOSS THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT, OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.

(d) To the maximum extent permitted by applicable Law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or brought by any of the Members against such Indemnitee), will be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.10 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Manager.

(e) The Company shall indemnify and hold harmless each of the Manager, each Officer and the Partnership Representative (and each such Person’s heirs, successors, assigns, executors or administrators) to the same extent and in the same manner as provided for Indemnitees (as defined in the Charter) in Article XI of the Charter as if such provisions were set forth herein, mutatis mutandis and applied to each such Person as an Indemnitee (as defined in the Charter).

(f) The indemnification provided by this Section 6.10 will inure to the benefit of the successors, permitted assigns, heirs, executors and legal representatives of each Indemnitee.

(g) Any indemnification pursuant to this Section 6.10 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party. The Company shall not be required to make a capital call to fund any indemnification obligation hereunder, nor shall any of the Members be required to make any Capital Contribution to the Company to fund any indemnification obligation hereunder.

(h) The rights of indemnification provided in this Section 6.10 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of Law.

6.11 Company as Indemnitor of First Resort.

(a) The Company hereby agrees that it is the indemnitor of first resort under this Agreement or any other indemnification agreement, arrangement or undertaking with respect to any Indemnitee, and as a result the Company’s obligations to any such Indemnitee under this Agreement or any other agreement, arrangement or undertaking to provide advancement of expenses and indemnification to such Indemnitee are primary without regard to any rights such Indemnitee may have to seek or obtain indemnification or advancement of expenses from any other Person or any of its Affiliates (“Other Indemnitor”) or from any insurance policy for the benefit of such Indemnitee, and any obligation of any Other Indemnitor to provide advancement or indemnification for all or any portion of the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Indemnitee and any rights of recovery of such Indemnitee under any insurance policy for the benefit of such Indemnitee are secondary; and

(b) The Company hereby further agrees that:

(i) if any Indemnitee pays or causes to be paid, for any reason, any amounts otherwise payable or indemnifiable under Section 6.10 hereof, then such Indemnitee shall be indemnified therefor pursuant to Section 6.10;

(ii) if any other party pays or causes to be paid on behalf of an Indemnitee, for any reason, any amounts otherwise payable or indemnifiable hereunder or under any other indemnification agreement, arrangement or undertaking (whether pursuant to contract, organizational document or otherwise) with such Indemnitee (a “Third Party Payor”), then (A) such Third Party Payor shall be fully subrogated to all rights of an Indemnitee with respect to such payment and (B) the Company shall fully indemnify, reimburse and hold harmless such Third Party Payor for all such payments actually made by such Third Party Payor; and

(iii) if any Indemnitee collects under any insurance policy for the benefit of such Indemnitee, any amounts otherwise payable or indemnifiable hereunder or under any other indemnification agreement, arrangement or undertaking (whether pursuant to contract, organizational document or otherwise) with such Indemnitee, then (A) such insurer shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (B) the Company shall fully indemnify, reimburse and hold harmless such insurer for all such payments actually made by such insurer.

6.12 Other Activities.

(a) Notwithstanding anything to the contrary in this Agreement, the Members (excluding PubCo) and their respective Affiliates and their respective equityholders, partners, members, officers, directors, employees and managers (collectively, the “Covered Persons”) may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company or its business (the “Right to Compete”), and neither the Company nor any Member will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper. The Right to Compete of the Covered Persons does not require notice to, approval from, or other sharing with, any of the other Members or the Company. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity of any Covered Person. No Covered Person will have any obligation to the Company or its other Members with respect to any opportunity to expand the Company’s business, whether geographically, or otherwise. This Section 6.12(a) shall not be deemed to alter the contractual obligations of (1) the Manager to any other Member or the Company or (2) any Member to the Manager, any other Member or the Company, in the case of each of clauses (1) and (2), pursuant to this Agreement or any other agreement to which it is a party.

(b) PubCo shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (i) the ownership, acquisition and disposition of Units, (ii) the management of the business and affairs of the Company and its Subsidiaries, (iii) the operation of PubCo as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) the financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (vi) such activities as are incidental to the foregoing. Nothing contained herein shall be deemed to prohibit PubCo from executing any guarantee of indebtedness of the Company or its Subsidiaries.

6.13 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement

(including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Entities that are expressly identified as parties in the preamble to this Agreement (“Contracting Parties”). No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to any, of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

ARTICLE VII

RIGHTS OF MEMBERS; CONFIDENTIALITY

7.01 Access to Information. The Company shall permit each Member and each of its designated representatives at such Member’s sole cost and expense to examine the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Manager shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s Units.

7.02 Confidentiality.

(a) Each of the Members (other than PubCo) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Member at the time of disclosure by the Company; (b) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of PubCo, or any other officer designated by the Manager; (d) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 7.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 7.02).

(c) Notwithstanding Section 7.02(a) or Section 7.02(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information (as reasonably advised by counsel), (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective source of financing or purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 7.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 7.02)). Notwithstanding any of the foregoing, nothing in this Section 7.02 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

ARTICLE VIII

TAXES

8.01 Tax Returns.

(a) The Manager will cause to be prepared, signed and filed all necessary federal, state and local income tax returns for the Company and the Manager will select a nationally recognized accounting firm to prepare the Company’s federal and state income tax returns. Unless modified by the Manager due to a change of applicable Law or otherwise, the Manager is authorized to sign any tax return for the Company. Each Member will furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed. The Company shall use reasonable best efforts to furnish to each Member a final IRS Form K-1 with respect to such Member no later than 260 days immediately following each Tax Year.

(b) Subject to the terms and provisions of this Agreement, the Manager shall reasonably determine, or cause to be reasonably determined, the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the other method or procedure related to the Company’s tax returns. Except as required by applicable Law, each Member further agrees that such Member shall not treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 provided to such Member and that such Member shall not independently act with respect to tax audits or tax litigation affecting or arising from the Company, unless previously authorized to do so in writing by the Company, which authorization may be withheld in the discretion of the Manager.

8.02 Tax Elections.

(a) Elections by the Company. The Company will make the following elections in the appropriate manner:

(i) to adopt the Tax Year of the Company set forth in Section 2.06;

(ii) to adopt the accrual method of accounting;

(iii) to elect to amortize the start-up expenses of the Company under Code Section 195 ratably over a period of 180 months as permitted by Code Section 195(b);

(iv) to elect to amortize the organization expenses of the Company under Code Section 709 ratably as permitted by Code Section 709(b); and

(v) subject to Section 8.02(b), any other election the Manager may deem appropriate and in the best interests of the Members; provided, however, the Manager shall not make or permit any material tax election (including any “push out” election) that could reasonably be expected to have a disproportionate (compared to other Members, but without regard to any disproportionate impact caused by disparate Common Unit Sharing Percentages), adverse impact on the Series A Investor (solely with respect to any taxable period (or portion thereof) prior to the IPO or during which the Series A Investor held Units representing more than 5% of the Aggregate Unit Sharing Percentage) or a Specified Member without the approval of the Series A Investor or such Specified Member (not to be unreasonably withheld, conditioned or delayed).

(b) Characterization by the Company. It is the intent of the Members that the Company be treated as a partnership for federal income tax purposes and, to the extent permitted by applicable Law, for state and local franchise and income tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be treated as a corporation, and no provision of this Agreement will be construed to sanction or approve such an election.

(c) Section 754 Election. For the Tax Year that includes February 1, 2022 (the date on which the Series A Investor became a Member) and all future Tax Years, the Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election, pursuant to Code Section 754 (and any similar or corresponding provision of state or local law), to adjust the basis of the Company’s assets (and its Subsidiaries’ assets, as appropriate) as provided in Code Sections 734 and 743.

8.03 Partnership Representative. The Manager shall appoint a Member (which may be itself) as the Partnership Representative, subject to replacement by the Manager. The Partnership Representative shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a Partnership Representative to the extent provided in the Partnership Tax Audit Rules (or other applicable Law), subject to the provisions of this Agreement. For any period in which the Partnership Representative is not a natural person, the Partnership Representative shall appoint a natural person that is an officer or employee of the Company or PubCo as the “designated individual” (within the meaning of Treasury Regulations Section 301.6223-1(b)(3)) to act in accordance with the rights and duties under this Section 8.03, and such designated individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1. The Partnership Representative will give timely notice to the Members of any material audit, administrative or judicial proceeding relating to taxes of the Company, no later than 30 days after receiving written notice of such audit or proceeding. The Partnership Representative will keep the Members reasonably informed concerning the progress and status of any such audit or proceeding. The Partnership Representative shall provide written notice to the Members concerning its intent to make any election or decision, and shall permit the Members to review and suggest comments with respect to such election or decision. Without limiting the generality of the foregoing, (i) no Member shall be required to file an amended U.S. federal income tax return, as described in Code Section 6225(c)(2)(A), or pay any tax due and provide information to the Internal Revenue Service as described in Code Section 6225(c)(2)(B), without the approval of such Member (not to be unreasonably withheld, conditioned or delayed), and (ii) the Partnership Representative shall not cause or permit any settlement or compromise of any material tax audit or proceeding that could reasonably be expected to have a disproportionate (compared to other Members, but without regard to any disproportionate impact caused by disparate Common Unit Sharing Percentages), adverse impact on the Series A Investor (solely with respect to any taxable period (or portion thereof) prior to the IPO or during which the Series A Investor held Units representing more than 5% of the Aggregate Unit Sharing Percentage) or a Specified Member without the approval of the Series A Investor or such Specified Member (not to be unreasonably withheld, conditioned or delayed).

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.01 Maintenance of Books and Records. The Company shall keep or cause to be kept at its principal office complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings and any written consents of the Manager or the Members. The Company’s financial books and records shall be maintained in accordance with U.S. GAAP unless otherwise determined by the Manager. The records shall include (a) complete and accurate information regarding the state of the business and financial condition of the Company, (b) a copy of this Agreement and all amendments thereto, (c) a current list of the names and last known business, residence or mailing addresses of all Members and (d) the Company’s U.S. federal, state, local and foreign tax returns for the Company’s six most recent tax years.

9.02 Reports. The Company will cause to be prepared or delivered such reports as the Manager may require. The Company will bear the costs of such reports.

9.03 Bank Accounts. The Manager will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company’s name with such financial institutions and firms as the Manager may select and with such signatories thereon as the Manager may designate.

ARTICLE X

RESTRICTIONS ON TRANSFER; CERTAIN TRANSACTIONS

10.01 Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.02 and 10.08 or (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager, or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager in accordance with Section 6.04. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in PubCo.

10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”) in connection with: (a)(i) an “Exchange” pursuant to the terms of the Exchange Agreement (as defined therein) or (ii) a Transfer by a Member to PubCo or any of its Subsidiaries; (b) a Transfer by any Member to such Member’s spouse, any lineal ascendants or descendants or trusts or other entities in which such Member or Member’s spouse, lineal ascendants or descendants are the sole beneficial owners; or (c) a Transfer to a partner, shareholder, member or Affiliate of such Member (which may include special purpose investment vehicles wholly owned by one or more Affiliated investment funds but shall not include portfolio companies); provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (B) in the case of the foregoing clauses (b) and (c), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this

Agreement and, the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer of any Common Units, the transferring Member shall be required to transfer an equal number of shares of Class B Common Stock corresponding to the proportion of such Member’s Common Units that were transferred in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units are certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [•], 2023, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF NEXTRACKER LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND NEXTRACKER LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY NEXTRACKER LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

10.04 Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

10.05 Assignee’s Rights.

(a) The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company.

Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee using the interim closing method (and calendar day convention) pursuant to Code Section 706 and the applicable Treasury Regulations. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XI, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 6.10 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XI (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

10.07 Overriding Provisions.

(a) Any Transfer or attempted Transfer of any Units in violation of this Agreement or the Exchange Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable Law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement or the Exchange Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) result in the violation of the Exchange Agreement;

(iii) cause an assignment under the Investment Company Act;

(iv) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(v) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors); or

(vi) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code.

(c) Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding.

10.08 Certain Transactions with respect to PubCo.

(a) In connection with a Change of Control Transaction, the Manager shall have the right, in its sole discretion, to require each Member to effect an Exchange of all or a portion of such Member’s Common Units together with an equal number of shares of Class B Common Stock, pursuant to which such Common Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with Section 2.01(b) of the Exchange Agreement relating to a Share Settlement with respect to such Exchange and otherwise in accordance with this Section 10.08(a). Any such Exchange pursuant to this Section 10.08(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Exchange pursuant to this Section 10.08(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Common Units and any shares of Class B Common Stock subject to such Exchange shall be deemed to be transferred to PubCo on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Common Units and any shares of Class B Common Stock subject to such Exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Exchange). In the event the Manager desires to initiate the provisions of this Section 10.08, the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by PubCo to effect such Exchange in accordance with the terms of the Exchange Agreement, including taking any action and delivering any document required pursuant to this Section 10.08(a) to effect such Exchange. Notwithstanding the foregoing, in the event the Manager requires the Members to exchange less than all of their outstanding Common Units (and to surrender a corresponding number of shares of Class B Common Stock for cancellation), each Member’s participation in the Change of Control Transaction shall be reduced pro rata.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the PubCo Board or is otherwise effected or to be effected with the consent or approval of the PubCo Board, the Manager shall provide written notice of the PubCo Offer to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Offer and (ii) ten (10) Business Days before the proposed date upon which the PubCo Offer is to be effected, including in such notice such information as may reasonably describe the PubCo Offer, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the PubCo Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Offer, and the number of Common Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Offer. The Members (other than the Manager) shall be permitted to participate in such PubCo Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such PubCo Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by PubCo. In the case of any PubCo Offer that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members (other than the Manager) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Common Units or shares of Class B Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall Common Members be entitled to receive in such PubCo Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a PubCo Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

(c) In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a PubCo Offer, the provisions of Section 10.08(a) shall take precedence over the provisions of Section 10.08(b) with respect to such transaction, and the provisions of Section 10.08(b) shall be subordinate to provisions of Section 10.08(a), and may only be triggered if the Manager elects to waive the provisions of Section 10.08(a).

ARTICLE XI

ADMISSION OF MEMBERS

11.01 Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

11.02 Additional Members. Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Date may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder Agreement and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

ARTICLE XII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

12.01 Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06 and the Manager’s right to resign pursuant to Section 6.03, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIII. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIII, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIII, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

13.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the decision of the Manager together with the written approval of the Common Members holding a majority of the Common Units to dissolve the Company (excluding for purposes of such calculation PubCo and all Common Units held directly or indirectly by it);

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

13.02 Winding Up. Subject to Section 13.05, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), including all expenses incurred in connection with the liquidations; and second, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c) following any payments pursuant to the foregoing Section 13.02(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 5.01(a) by the end of the Tax Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 13.02 and Section 13.03 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

13.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 13.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 13.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 13.02(c), (b) as tenants in common and in accordance with the provisions of Section 13.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 5.02. The Liquidators shall determine the Fair Market Value of any property distributed.

13.04 Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation of the Certificate of Formation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.04.

13.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 13.02 and 13.03 in order to minimize any losses otherwise attendant upon such winding up.

13.06 Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

ARTICLE XIV

GENERAL PROVISIONS

14.01 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to: execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (C) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XI or Article XII.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

14.02 Offset. Whenever the Company is to pay any sum to any Member, any amounts such Member owes the Company or its Affiliates may be deducted from that sum before payment.

14.03 Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 14.17) and will be given (i) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (ii) by depositing such writing with a reputable overnight courier for next day delivery, (iii) by delivering such writing to the recipient in person, by courier, or (iv) by e-mail transmission (with no “bounce back” or similar error message). A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a Member will be sent to or made at the addresses given for that Member on the list attached hereto as Schedule A or such other address as that Member may specify by notice to the other Members. The use of an electronic signature to conduct a transaction, indicate the execution of an agreement or provide notice or other form of communication is expressly authorized.

14.04 Entire Agreement; Supersedure. This Agreement, together with its Schedules and Exhibits and the other agreements entered into in connection herewith and therewith, constitute the entire agreement of the Members relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written. Notwithstanding any other provision of this Agreement, the Company may enter into agreements or other writings with any Member in respect of the Units of such Member, and the rights of the Company and obligations of such Member set forth in any such agreement or writing may establish rights in favor of the Company or limit the rights of such Member notwithstanding any other provision of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors, permitted assigns, heirs, executors and legal representatives any rights or remedies under or by reason of this Agreement; provided, however, that the Officers and former Officers (but only with respect to the time during which they served as Officers) are intended to be third-party beneficiaries of Sections 6.10 and 6.11, with rights to enforce such provisions as though a party to this Agreement; provided, further, that Nonparty Affiliates are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.13 as though a party to this Agreement; provided, further, that Covered Persons are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.12(a) as though a party to this Agreement.

14.05 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

14.06 Amendment or Modification. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the written consent of the Manager, together with the written consent of the holders of a majority of the Common Units then outstanding (excluding all Common Units held directly or indirectly by PubCo). Notwithstanding the foregoing, no amendment or modification:

(a) to this Section 14.06 or Section 7.02 may be made without the prior written consent of the Manager and each of the Members;

(b) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter;

(c) for so long as the Series A Investor holds any Units, to reduce or eliminate any duty of the Manager to the Company or the Members or amend Section 5.01(b), Section 6.12 or any defined terms used therein in a manner that is adverse to the Series A Investor, unless consented to in writing by the Series A Investor; and

(d) to any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Article V and Article XIII in a manner that is not pro rata with respect to all Members, (B) increase the liabilities of such Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such

Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XI) or (D) materially and adversely affect the rights of any Member under Section 3.02(b), Section 3.04, Section 3.05, Section 6.10, Article VIII or Article X, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any of the foregoing, the Manager may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of PubCo.

14.07 Survivability of Terms. The terms and provisions of the obligations or agreements of the Members under Sections 3.14, 6.10, 6.11, 6.12(a), 6.13, 7.02, 14.04 and Article XIII herein shall survive any termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.

14.08 Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Members and their respective successors, and permitted assigns, heirs, executors and legal representatives.

14.09 Governing Law; Severability. This Agreement and all rights and remedies in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by Law.

14.10 Consent to Jurisdiction; Waiver of Jury Trial. THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY U.S. DISTRICT COURT OR DELAWARE STATE CHANCERY COURT LOCATED, IN EACH CASE, IN WILMINGTON, DELAWARE, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY

REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.11 Remedies. The Members hereby acknowledge and agree that the provisions and covenants contained in Article X and Section 7.02 are necessary to protect the Company’s legitimate business interests, and that breach of the provisions and covenants contained in Article X and Section 7.02 would cause irreparable harm and injury to the Company, which cannot adequately be remedied through damages at law. Accordingly, the Members agree that the Company’s remedies may include specific performance, a temporary restraining order, preliminary and permanent injunctive relief, or other equitable relief against any threatened or actual breach by a Member of Article X and Section 7.02. Nothing contained in this Section 14.11 shall prohibit the Company from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled.

14.12 Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Member and the Manager will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

14.13 Waiver of Certain Rights. To the maximum extent permitted by applicable Law, each Member irrevocably waives any right it might have to maintain any action for dissolution of the Company, or to maintain any action for partition of the property of the Company.

14.14 Title to Company Property. All assets shall be deemed to be owned by the Company as an Entity, and no Member, individually, shall have any ownership of such property.

14.15 Existing LLC Agreement. The parties to this Agreement agree that Section 10.03(a)(ii) and Section 10.03(d) of the Existing LLC Agreement shall survive notwithstanding the amendment and restatement of the Existing LLC Agreement.

14.16 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.

14.17 Electronic Transmissions. Each of the parties hereto agrees that (a) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

NEXTRACKER LLC

By:
Name:
Title:

Members

YUMA, INC.

By:
Name:
Title:

YUMA SUBSIDIARY, INC.

By:
Name:
Title:

TPG RISE FLASH, L.P.

By: TPG RISE CLIMATE DE AIV SPV GP, LLC, its General Partner

By:
Name:
Title:

NEXTRACKER INC.

By:
Name:
Title:

TPG RISE CLIMATE FLASH CI BL, LLC

By:
Name:
Title:

TPG RISE CLIMATE FLASH BL, LLC

By:
Name:
Title:

THE RISE FUND II FLASH BL, LLC

By:
Name:
Title:

Signature Page to Third Amended and Restated Limited Liability Company Agreement of Nextracker LLC

Schedule A

Schedule of Members

Schedule A-1

Schedule B

“Bad Actor” Representations

Schedule B-1

Exhibit A

Form of Joinder Agreement